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                                                                EXHIBIT 99.1


AFFILIATED MANAGERS GROUP, INC. TO MAKE INVESTMENT IN ESSEX INVESTMENT MANAGEMENT COMPANY, INC.

BOSTON, Jan. 15 --Affiliated Managers Group, Inc. (NYSE: AMG) and Essex Investment Management Company, Inc. ("Essex") announced today that they have reached a definitive agreement to merge a subsidiary of AMG with Essex, following which AMG will own 68% of Essex's successor, Essex Investment Management Company, LLC, with management acquiring the remaining 32%.

Essex is a Boston-based investment advisor which manages approximately $4.3 billion for a variety of institutional and private clients. Founded in 1976, by Joseph C. McNay, Chairman and Chief Investment Officer, Essex specializes in investing in growth equities and fixed income securities employing a fundamental research-driven approach. AMG is a Boston-based asset management holding company which acquires majority interests in mid-sized investment management firms. AMG's strategy is to generate growth through investments in new affiliates, as well as through the internal growth of existing affiliated firms. Currently, AMG has ten affiliates with aggregate assets under management of over $45 billion.

Essex will become the first new affiliate for AMG since AMG's initial public offering in November of 1997. Upon closing of the transaction, AMG will have eleven affiliates which will collectively manage approximately $50 billion. William J. Nutt, AMG's President and Chief Executive Officer noted that,
"We are extraordinarily pleased to form a partnership with Essex and its management team. We have long been impressed with Essex's remarkable investment performance and client service, which have resulted in consistently strong growth. With an excellent management team, a diverse client base, and a disciplined investment process which is employed across numerous product offerings, Essex is exactly the kind of leading investment management firm AMG seeks as an affiliate."

Mr. McNay said, "We were seeking a partner to help Essex with ownership succession in a manner which provides for continued ownership in our firm for current and future generations. Of the entities which have approached us over the years, AMG offered the ideal combination of autonomy and retained ownership which is best for Essex clients and employees."

AMG will purchase all of the outstanding stock of Essex in a merger transaction, after which the business of Essex will be contributed to a new limited liability company, Essex Investment Management Company, LLC. AMG will pay $69.6 million in cash, in addition to approximately 1.75 million shares of newly-issued AMG non-voting convertible stock, and will receive a 68% interest in the successor firm. The stock will automatically convert into AMG common stock on a 1:1 exchange ratio after one year. Essex's operations will remain unchanged and current management, who will hold the remaining ownership interest, will continue to oversee the operations of their firm. In addition, certain key employees of Essex will sign long term employment agreements with the firm.

Essex provides investment advisory services to defined benefit plans, endowments, foundations,

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partnerships and private individuals. The firm believes that exhaustive fundamental research, active portfolio management, and an investment culture focused on identifying company earnings growth, profitability, and franchise opportunities will achieve superior investment returns. Since its founding 22 years ago, Essex has successfully expanded its product offerings to apply this discipline to Small Cap, Mid Cap, Large Cap, Hedge Funds, Venture Capital, and Fixed Income portfolios. The firm's principals, analysts, and portfolio managers have an average of 21 years of investment experience.

AMG was founded in December 1993 to address the succession and transition issues facing the founders and owners of many mid-sized investment firms. AMG's investment structure allows individual members of each affiliate's management to retain or receive significant direct ownership in their firm while maintaining operating autonomy. In addition, AMG provides centralized assistance to its affiliates, when requested, in strategic matters, marketing, product development and operations support. AMG's shareholders include TA Associates, Chase Capital, NationsBank, and The Hartford, as well as AMG management and the management of its affiliates. AMG's common stock is listed on the NYSE under the symbol "AMG."

The transaction is expected to close upon receipt of customary approvals.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, and other risks detailed from time to time in AMG's filings with the Securities and Exchange Commission ("SEC"). Reference is hereby made to the "Risk Factors" set forth in the Prospectus dated November 20, 1997, included as part of the Registration Statement on Form S-1 originally filed with the SEC on August 29, 1997, as amended.



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